Exhibit 10.3

July 18, 2013

Kosmos Energy Ltd.

c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, TX 75231

Attention: The Board of Directors

Re: Resignation

In connection with my anticipated retirement, this letter confirms my resignation as a member and Chairman of the Board of Directors of Kosmos Energy Ltd. (the “Company”), to be effective upon the appointment of my successor as Chairman of the Board of Directors of the Company.

I confirm my support for the Board of Directors of the Company and the Company’s management team. My retirement/resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ John R. Kemp
John R. Kemp